UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2014

Era Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-35701	72-1455213
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

818 Town & Country Blvd., Suite 200, Houston, Texas	77024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(281) 606-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction  A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement
On March 31, 2014, Era Group Inc. (the “Company”) entered into an Amended and Restated Senior Secured Revolving Credit Facility Agreement (the “New Credit Agreement”) with SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC, as joint lead arrangers, SunTrust Bank, as administrative agent (the “Administrative Agent”), Wells Fargo Bank, National Association, as syndication agent, SunTrust Bank, as swing line bank, and the banks and financial institutions listed in Schedule A thereto (the “Lenders”), which amends and restates the Company’s Senior Secured Revolving Credit Facility Agreement, dated as of December 22, 2011, as amended (the “Prior Credit Facility”), with Wells Fargo Bank, National Association, as Administrative Agent, various other agents as identified therein and the banks and financial institutions listed in Schedule A thereto. The description of the Prior Credit Facility set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 is incorporated herein by reference.
The New Credit Agreement provides for a $300.0 million senior secured revolving credit facility that matures in March 2019. Subject to the satisfaction of certain conditions precedent and the agreement by the lenders, the New Credit Agreement includes an "accordion" feature which, if exercised, will increase total commitments by up to $100.0 million. The New Credit Agreement is secured by a portion of the Company’s helicopter fleet and other tangible and intangible assets of the Company and is guaranteed by the Company’s wholly owned U.S. subsidiaries. The Company's availability under the credit facility may be limited by the terms of its 7.750% Senior Notes due 2012.
Advances under the New Credit Agreement at the closing were used to refinance indebtedness incurred under the Prior Credit Facility. Future advances are available for acquisitions permitted thereunder, to finance working capital needs and for other general corporate purposes and can be used to issue up to $50.0 million in letters of credit. Interest on advances are at the option of the Company of either a “base rate” or LIBOR as defined plus an applicable margin. The “base rate” is defined as the highest of: (a) the rate which the Administrative Agent announces from time to time as its prime lending rate; (b) the Federal Funds Rate, as defined, plus 50 basis points; and (c) a daily LIBOR, as defined, plus 100 basis points. The applicable margin is based on the Company’s funded debt to EBITDA, as defined, and ranges from 75 to 200 basis points on the “base rate” margin and 175 to 300 basis points on the LIBOR margin. A quarterly commitment fee is payable based on the average unfunded portion of the committed amount at a rate based on the Company’s funded debt to EBITDA, as defined, and ranges from 37.5 to 50 basis points.
The New Credit Agreement contains various restrictive covenants including interest coverage, funded debt to EBITDA and fair market value of mortgaged helicopters plus accounts receivable and inventory to funded debt, as well as other customary covenants, representations and warranties, funding conditions and events of default, all as defined in the New Credit Agreement. In addition, under certain conditions, the New Credit Agreement may restrict the ability of the Company to distribute dividends on its preferred and common stock. Generally, dividends may be declared and paid quarterly provided the Company is in compliance with the various covenants of the New Credit Agreement, as defined, the dividend amount does not exceed 20% of the net income of the Company for the previous four consecutive quarters, and $50.0 million remain available under the credit facility after such distributions are paid.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Era Group Inc.

	By:	/s/ Christopher S. Bradshaw
	Name:	Christopher S. Bradshaw
	Title:	Executive Vice President and Chief Financial Officer

Date: March 31, 2014